                                                                    EXHIBIT 10.4

                               PATENT AND KNOW HOW
                                SUB-CONTRACT AND
                                COMMERCIALIZATION
                                    AGREEMENT

                       Comtel Telecommunications Pty. Ltd.
                                  ("Licensor")
                                CyberSentry, Inc.
                                  ("Licensee")

GERALD A. RESNICK
ATTORNEY AT LAW
420 EAST 64TH STREET
NEW YORK, NEW YORK 10021
TEL 212-832-6825
FAX. 212-980-9534
email:geraldr@idt.net

                                SUB-CONTRACT AND
                           COMMERCIALIZATION AGREEMENT

Date:       Effective as of September 8, 1998

Parties:    Comtel Telecommunications Pty Ltd.
            (ACN 079 729918) of Level 2,
            80 McLachlan Avenue,
            Rushcutters Bay, Sydney NSW 2011 ("Licensor").

            CyberSentry, Inc., a Delaware corporation, with offices c/o Gerald Resnick, Esq.
            420 East 64th Street
            New York, New York 10021         ("Licensee")

Recitals:

A. The Licensor is the licensee of the Patent Rights and Licensor Technical Information described in this Agreement, pursuant to a Patent and Know How License and Commercialization Agreement (hereinafter referred to as the "Primary License"), dated February 4, 1998, by and between Licensor and Telstra Corporation Limited, which Agreement is annexed hereto and made part hereof as if set forth in full; and

B. The Licensor has agreed to grant to the Licensee, the right to develop the Licensed Technology and for the manufacture, maintenance, marketing, sale and distribution of the Licensed Products (or parts of the Licensed Products) on behalf of the Licensor, subject to Licensee attorning to all of the terms and conditions of the Primary License and subject to the terms and conditions hereinafter set forth; and

C. The Licensee will research the possibilities for commercialization of the Licensed Technology for the purpose of developing Licensed Products; and

D. The Licensee will pay a royalty to the Licensor for each Licensed Product sold, on the terms set forth hereinafter, and upon the express condition precedent that the exclusive rights to distribute Licensed Products in Australia and New Zealand are reserved to the licensor under the Primary License.

E. This Agreement supercedes all preceeding agreements by and between the Licensor and Licensee, whether oral or written entered into prior hereto.

Operative provisions:

1.    INTERPRETATION.

      Definitions

      1.1 The following words have these meanings in this Agreement unless the contrary intention appears:

            Affiliate of a Party means a related body corporate of that Party under the Corporations Law.

            Approved Purpose means for the development, use, manufacture, maintenance, marketing, sale and distribution of Licensed products for use in facilitating connection to public and private Asynchronous Transfer Mode (ATM) networks.

            Confidential Information of

            (a) the Licensor means Licensor Confidential Information:
            (b) the Licensee means Licensee Confidential Information:

            Dollars and $ means U.S. dollars.

            Effective Date means the date of execution of this Agreement.

            Exploit means, in relation to a patent or an invention the subject of a patent, the exercise of the rights exclusively granted to the holder of that patent by the patent legislation of the jurisdiction in which the patent is granted.

            Force Majeure means an Act of God, fire, lightning, explosions, flood, subsistence, insurrection or civil disorder or military operations, government or quasi-government restraint, expropriation, prohibition, intervention, direction or embargo, inability or delay in obtaining governmental or quasi-governmental approvals, consents, permits, licenses or authorities, strikes, lock-outs, or other industrial disputes of any kind and, any other cause whether similar or not to the foregoing, outside of the affected Party's control.

            Improvement means any development, modification, adaptation, or improvement of the Invention, the Licensor Technical Information or the Licensor Technical Documentation made or acquired by a Party during the term of this Agreement.

            Intellectual property rights means copyright and neighboring rights: all rights in relation to inventions (including patents and patent applications), registered and unregistered trade marks, registered and unregistered designs, circuit layouts and confidential information; and all other rights resulting from intellectual activity in the industrial, scientific, literary or artistic fields.

            Invention means any invention the subject of the Patent Rights.

            Licensed Product means new goods or products (or any part of a good or product) and any new techniques which applies, or is made according to, or developed from, all or any part of the Licensed Technology.

            Licensed Technology means:

            (a)   the Invention and the Patent Rights; and

            (b)   the Licensor Technical Information; and

            (c)   the Licensor Technical Documentation; and

            (d) all intellectual property rights of the Licensor Technical Information or the Licensor Technical Documentation.

            Licensee Confidential Information means any information relating to improvements of the business or affairs of the Licensee, which is or has been:

            (a) disclosed by the Licensee to the Licensor, whether orally, electronically, in writing or otherwise; or

            (b) otherwise obtained by, the Licensor from the

Licensee, other than any such information which:

            (c) was generally known to the public at the time of its provision by the Licensee;

            (d) became part of the public domain after its provision by the Licensee, otherwise than through a disclosure by the Licensor or any person to whom the Licensor has disclosed Confidential Information (whether or not) the disclosure is made in breach of this Agreement or any undertaking by which the relevant person is bound); or

            (e) is or came lawfully into the possession of the Licensor otherwise than as a result of a disclosure in breach of an obligation of confidence.

            Licensor Confidential Information means any Licensor Technical Information or other information relating to Improvements, the Patent Rights, or the business or the affairs of the Licensor, which is or has been:

            (a) disclosed by the Licensor to the Licensee, whether orally, electronically, in writing or otherwise; or

            (b) otherwise obtained by, the Licensee from the Licensor,

            other than any such information which the Licensee can establish:

            (i) was in the public domain at the time of its provision by the Licensor; or

            (ii) became part of the public domain after its provision by the Licensor, otherwise than through a disclosure by the Licensee or any person to whom the Licensee has disclosed Confidential Information (whether or not) the disclosure is made in breach of this Agreement or any undertaking by which the relevant person is bound); or

            (iii) is or came lawfully into the possession of the Licensee otherwise than as a result of a disclosure in breach of an obligation of confidence.

            Licensor Technical Documentation means any material form in which Licensor Technical Information is contained or embodied, or from which it can be reproduced.

            Licensor Technical Information means drawings, specifications, designs, research and development results, test results, and other technical information relating to the Invention, any Improvement or the use, operation or manufacture of Licensed Products, from time to time supplied or disclosed by the Licensor to the Licensee, and included, but is not limited to, the information described in Schedule 2 of the Primary License.

            Patent Rights means:

            (a) the patent and patent applications described in Schedule 1 of the Primary License; and

            (b) all patents which may be granted pursuant to any of the patent applications referred to in paragraph (a).

            Prescribed Terms means terms, conditions and warranties implied by law into some contracts for the supply of goods or services and which the law expressly provides:

            (a) may not be excluded, restricted or modified; or

            (b) may be excluded, restricted or modified only to a limited extent.

            Previous Agreement means the Patent and Know How sub-contract and commercialization agreement between the Licensor and Licensee dated, 4 February 1998.

            Publication means any brochure, booklet, mass mailer, poster or other publication or advertising material whatsoever relating to the Licensed Products or the Licensed Technology.

            Representative of a Party means the officers, employees, agents and contractors of that Party.

            Royalty Period means the period commencing on the Effective Date and ending twelve (12) months later and each subsequent period of twelve (12) months.

            Sales Price means, in relation to a sale of a Licensed Product by or on behalf of the Licensee in an an arms-length bona fide commercial transaction, the gross invoice price of the Licensed Product. If the sale is not made in an arms-length bona fide commercial transaction, the Sales Price will be deemed to to be the fair market price (if higher) of the relevant Licensed Product in the country in which the sale takes place.

            Sell means, in relation to Licensed Products, to sell, hire out, distribute, lease, supply commercially, or otherwise dispose of, the Licensed Products.

            Sub-Contract means a person to whom the Licensor has granted a sub-contract under clause 2.5 of the Primary License, including specifically the Licensee hereunder.

            Tax means taxes, levies, imposts, deductions, charges, withholdings and duties (including, but not limited to, stamp and transaction duties), together with any related interest, penalties, fines and other statutory charges.

            Third Party Infringement has the meaning given in clause 6.2 of the Primary License.

            Third Party Claim has the meaning given in clause 6.5 of the Primary License.

            General Interpretation of various terms and phrases has the meanings set forth in clause 1.2 of the Primary License.

Headings:

            1.3 Headings are inserted for convenience and do not affect the interpretation of this Agreement.

2.    License.

      Patent Rights and Licensor Technical Information:

            The Licensor grants to the Licensee during the term specified in clause 10.1 of the Primary License, a non-transferable, non-exclusive sub-licence, subject to the Licensee recognizing and attorning in all respects to the terms of the Primary License Agreement:

            (a) to design and develop Licensed Products under the Patent Rights in the countries in which patent applications have been made or patents have been granted at the date of this Agreement for Approved Purposes; and

            (b) to use the Licensed Information and Licensed Technical Documentation anywhere in the world for the purpose of designing and developing Licensed Products for Approved Purposes; and

            (c) to market and sell Licensed Products developed under sub-paragraphs (a) or (b) in the United States and Canada.

      2.2 The Licensee may not sub-licence any of the rights licenced to it under this agreement.

3. Licensor's Approval, Licensor's First Right of Refusal and Calculation of Royalty Rates.

      3.1 No less than 90 days before commercially exploiting any Licensed Product developed using or incorporating the Licensed Technology, the Licensee must submit each Licensed Product with relevant technical specifications and marketing plans for the Licensed Product to the Licensor.

      3.2 Within 60 days after submission of the Licensed Product under clause 3.1, the parties must meet to determine:

            (a) the royalty payable by the Licensee to the Licensor in respect of each Licensed Product to be sold in the United States and Canada; and

      3.3 The Royalty payable to the Licensor by the Licensee, (as well as, by the Licensee to the Licensor under the Primary License) shall be as set forth on Exhibit "A," taking into consideration the criteria specified in clauses 3.4, 3.5, 3.6, 3.7, 3.8 and 3.9 of the Primary License.

4.    Payments.

      4.1 Royalties are payable by the Licensee within thirty (30) days after the end of each Royalty Period and shall be calculated by reference to the quantity of Licensed Products sold during the Royalty Period. Each payment of Royalties must be accompanied by a statement signed by an authorized officer of Licensee showing the quantity and respective Sales Prices of Licensed Products sold during, and the calculation of the Royalties payable in respect of, that Royalty Period.

Method and Payment of Taxes.

      4.2 All payments to be made by the Licensee under this Agreement must be made:

            (a) in the currency specified and in immediately available, freely transferable, cleared funds to the Licensor's nominated bank account as specified by the Licensor from time to time; and

            (b) without any set-off or deduction, unless the Licensee is required to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by the Licensee shall be increased to the extent necessary to ensure that, after the making of such a deduction or withholding, the Licensor receives and retains (free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding for taxes been made or required to be made.

      4.3 Accounts and inspection shall be as set forth in clause 4.3 of the Primary License.

      4.4 Sales Price shall be as set forth in clauses 4.4 and 4.5 of the Primary License.

5.    Licensee's Obligations.

      5.1 The Licensee must

            (a) use its best efforts to:

                  (i) Develop Licensed Products; and

                  (ii) Sell the Licensed Products in the United States and Canada and such other countries as may be subsequently agreed to by the Parties hereto.

            (b) submit one Licensed Product to the Licensor within 2 years after the Effective Date under the Primary Licence; and

            (c) comply with all acts, regulations, orders or directives of authorities relating to the importation, distribution, sale, supply or manufacture of Licensed Products into the United States and Canada; and

            (d) manufacture Licensed products in a good and workmanlike manner and so that each Licensed Product meets or exceeds the requirements and specifications of any quality or other standards applicable in the United States, Canada or any country where the particular Licensed Product is to be sold; and

            (e) will not and shall ensure that each of its Affiliates do not, either by itself or through or in conjunction with any other person directly or indirectly concern itself in any activity which would or might have an adverse effect on the sales of Licensed Products other than any activity by way of fair competition.

      Product Liability

      5.2 The Licensee will abide by the terms of clause 5.2 of the Primary License and shall indemnify and hold harmless the Licensor and the Primary Agreement licensor, respectively, pursuant to such clause and will name both such Licensors', as additional insured under the terms of the requisite product liability insurances.

6.    Patents.

      The Licensee herein attorns to and assumes all obligations of the licensee as set forth in detail as the Grant and Maintenance of the Patents in clauses 6.1, 6.2, 6.3, 6.4, 6.5, 6.6 and 6.7 of the Primary License as if the terms therein were set forth herein at length and in detail.

7.    Warranties.

      The warranties and representations of the Licensor and Licensee under clause 7 of the Primary License are hereby assumed and accepted by the Licensor and Licensee, respectively, as if fully set forth at length herein.

8.    Ownership of Intellectual Properties.

      The ownership of Licensed Technology by the Licensor and Licensee shall be as set forth in detail in clause 8 of the Primary License and the obligations therein contained are hereby assumed and accepted by the Parties hereto, respectively, as if fully set forth at length herein.

9.    Confidentiality.

      9.1 Each Party acknowledges that Confidential Information of the other Party is valuable to the other Party and undertakes to keep the Confidential Information of the other Party secret and to protect and preserve the confidential nature and secrecy of the Confidential Information of the other Party and to honor the particular obligations set forth in clause 9.2, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 as if set fully set forth at length herein.

10.   Term and termination.

      10.1 Subject to clauses 10.2 and 10.3:

            (a) the license of the Patent Rights granted under clause 2.1(a) commences on the Effective Date and continues in force in respect of each specified country, to wit; the United States and Canada for the duration of the last to expire of the Patent Rights in those countries; and

            (b) the license of the Licensor Technical Information and Licensor Technical Documentation granted under clause 2.1(b), commences on the Effective Date, continues for the duration of the last to expire of the Patent Rights in all countries in the Territory, and after that date, for a further period of ten years; and

            (c) the license to market and sell Licensed Products given under clause 2.1(c) continues until expiry under clause 10.1(b) of the license for the Licensor Technical Information and Licensor Technical Documentation.

      The Licensee expressly covenants to be bound by the terms of clauses 10.2, 10.3, 10.4, 10.5 and 10.6, of the Primary License as if said clauses where set forth herein at length .

11.   Force Majeure.

      Suspension of Obligations.

      11.1 An obligation of a Party under this Agreement (other than an obligation to pay money) shall be suspended during the time and to the extent that the party is prevented from or delayed in complying with that obligation by an event of Force Majeure.

      Mitigation of Force Majeure.

      11.2 A Party affected by an event of Force Majeure must give to the other Party particulars of the event of Force majeure and take reasonable steps to remove or mitigate the relevant event of Force Majeure, except that the Party will not be obligated to settle a strike, lock-out, boycott or other industrial dispute.

12.   Assignment.

      Assignment by Licensee.

      12.1 The Licensee may not transfer, assign, mortgage, charge, or otherwise encumber or dispose of any of its rights under this Agreement.

13.   Further assurances.

      The Licensee shall at the Licensor's request, do everything reasonably necessary to give effect to this Agreement and the transactions contemplated by it, including, but, not limited to, the execution of documents, as well as, assuming the obligations of Licensee under the Primary License.

14.   Termination and Release.

      14.1 The Licensor and Licensee agree:

            (a) to terminate the Previous Agreement from the date of this Agreement; and

            (b) to release each other, and each other's directors, officers, employees and agents, past and present, from any claim, action, liability, cost or expense whatsoever arising out of or related directly or indirectly to the Previous Agreement.

15.   General.

      No Agency or Partnership

      15.1 Nothing in this Agreement shall be deemed to constitute the Licensee as the agent, partner, or joint venturer of the Licensor.

      Exercise of Rights

      15.2 A Party may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power, or remedy. A single or partial exercise of a right, power or remedy by a Party does not prevent a further exercise of that or any other right, power or remedy. Failure by a Party to exercise or delay in exercising a right, power or remedy does not prevent its exercise.

      Waiver and Variation

      15.3 A provision of or a right created under his Agreement may not be:

            (a) waived except in writing signed by the Party granting the waiver; or

            (b) varied except in writing signed by the Parties.

      Remedies Cumulative

      15.4 The rights, powers and remedies provided in this Agreement are cumulative with and not exclusive of the rights, powers or remedies provided by law independently of this Agreement.

      Survival of Indemnities

      15.5 Each indemnity in this Agreement is a continuing obligation, separate and independent from other obligations of the Parties and survive termination of this Agreement.

      Infringement of Indemnities.

      15.6 It is not necessary for a Party to incur expenses or make payments before enforcing a right of indemnity conferred by this Agreement.

      Costs and expenses.

      15.7 Damages incurred and liability suffered by a Party covered by indemnification by another Party under this Agreement shall include costs and other expenses relating thereto (including legal fees and expenses).

      Costs and stamp duties.

      15.8 Each Party must pay its own legal costs in connection with the Agreement. The Licensee must pay any stamp duty assessed (including penalties) on the Agreement.

16.   Notices.

      Types of Notice.

      16.1 A notice, approval, consent or other communication in connection with this Agreement:

            (a) must be in writing;

            (b) must be marked for the attention of the specified contact person; and

            (c) must be left at the address of the addressee, or sent by prepaid post (airmail if posted outside Australia), return receipt requested, addressed to the address of the addressee or sent by facsimile to the facsimile number of the addressee which is specified in this clause or if the addressee notifies the Parties hereto of another address or facsimile number then to that address of facsimile number.

Addresses:

      16.2 The address and facsimile number of each party is:

            Primary Agreement Licensor:
            Enhanced CPE, Retail Products and Marketing
            Telstra Corporation Limited
            Level 5, 242 Exhibition Street
            Melbourne, VIC 3000
            Facsimile   (03)96343474

            Licensor:
            Comtel Telecommunications Pty Limited
            Level 2, 80 McLachlan Avenue, Rushcutters Bay
            Sydney NSW 2011
            Facsimile: 011-613-96500051
            Attn: Graham Bristow

            Licensee:
            CyberSentry, Inc.
            c/o Gerald A. Resnick, Esq.
            420 East 64th Street
            New York, New York 10021-7853
            Tel. (212)832-6825
            Facsimile (212)980-9534

      Notice takes effect

      16.3 a notice, approval, consent or other communication takes effect from the time it is received unless a later time is specified in it.

      Deemed received.

      16.4 A letter or facsimile is taken to be received:

            (a) in the case of a posted letter, on the third (seventh, if posted to or from a place outside Australia) day after posting; and

            (b) in the case of facsimile, on Licensed Production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

17.   Governing Law.

      17.1 This Agreement and the transaction contemplated by this Agreement are governed by the law in force in Victoria, Australia.

      17.2 Each Party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Victoria and courts of appeal from them for determining any dispute concerning this Agreement or the transactions contemplated by this Agreement. Each Party waives any right it has to object to an action being brought in those courts including, but not limited to claiming that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction.

      17.3 Without preventing any other mode of service, any document in an action (including but not limited to, any writ of summons or other originating process or any third or other party notice) may be served on any Party by being delivered to or left for that Party at its address for service of notices under clause 16.

Executed as an Agreement:

Comtel Telecommunications Pty Ltd     CyberSentry, Inc.
Company


By: /s/ [ILLEGIBLE]                  By:  /s/ GERALD A. RESNICK
   ------------------------------        ---------------------------------------
                                           GERALD A. RESNICK, President
                    PRESIDENT
                    DIRECTOR

Consented to:
Victory Telecom Corp. Holding


/s/ Gerald Resnick
---------------------------------
By: Gerald Resnick, President

Effective Date: December 30, 1998
jurisdiction of the courts of Victoria and courts of appeal from them for determining any dispute concerning this Agreement or the transactions contemplated by this Agreement. Each Party waives any right it has to object to an action being brought in those courts including, but not limited to claiming that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction.

      17.3 Without preventing any other mode of service, any document in an action (including but not limited to, any writ of summons or other originating process or any third or other party notice) may be served on any Party by being delivered to or left for that Party at its address for service of notices under clause 16.

Executed as an Agreement:

Comtel Telecommunications Pty Ltd     CyberSentry, Inc.
Company

By:                                   By:
   ------------------------------        ---------------------------------------
                                           GERALD A. RESNICK, President
                    PRESIDENT

Consented to:
Victory Telecom Corp. Holding

---------------------------------
By: Gerald Resnick, President

Effective Date: September 8, 1998

                                    EXHIBIT A
                          SCHEDULE OF ROYALTY PAYMENTS
                                       AND
                                 ROYALTY PERIODS

1. Initial Royalty Payment: An initial payment in the form of Three Million ($3,000,000.00) Dollars, payable in the form of two million shares of fully paid non-assessable $1.50 Preferred Shares of CyberSentry, Inc., a Delaware corporation.

2. Additional Payments: Such other Royalty payments in accordance with the Primary License, plus and additional ten (10%) of the royalty payment paid to Licensor. Example: If royalty due to licensor under Primary License is $1.00, then payment due to Licensor hereunder shall be $1.10 from Victory Telecom Corporation Holding Company, on Licensed Product sold.


                                     Page 15